MEDICIS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS
     SCOTTSDALE, Ariz.—November 7, 2007—Medicis (NYSE:MRX) today announced non-U.S. generally accepted accounting principles (“non-GAAP”) revenue for the three months ended September 30, 2007 of approximately $120.4 million, compared to approximately $90.0 million for the three months ended September 30, 2006, representing a year-over-year increase of approximately 34%. This increase was primarily due to strength in our acne products, namely SOLODYN® and ZIANA®. Non-GAAP net income for the three months ended September 30, 2007 was approximately $24.1 million, or approximately $0.36 per diluted share, compared to non-GAAP net income of $12.9 million, or $0.21 per diluted share, for the three months ended September 30, 2006.
     Non-GAAP revenue and earnings per share for the three months ended September 30, 2007 include adjustments only for the contract revenue ($10.0 million pre-tax) and related selling, general and administrative expense ($2.2 million pre-tax) associated with the out-licensing of certain research and development projects during the quarter. Total adjustments from September 30, 2007 GAAP net income to non-GAAP net income is $7.8 million pre-tax and $5.0 million net of tax. Non-GAAP net income for the three months ended September 30, 2006 is adjusted only for the write-off of certain long-lived assets ($52.6 million pre-tax; $33.5 million net of tax).
     Medicis’ revenue in accordance with GAAP for the three months ended September 30, 2007 was approximately $130.4 million, compared to approximately $90.0 million for the three months ended September 30, 2006, representing a year-over-year increase of approximately 45%. GAAP net income computed for the three months ended September 30, 2007 was approximately $29.1 million, or approximately $0.43 per diluted share, compared to GAAP net loss of $20.7 million, or ($0.38) per diluted share, for the three months ended September 30, 2006.
     The Company’s published guidance was approximately $120 million in non-GAAP revenue and approximately $0.33 in non-GAAP earnings per diluted share for the three months ended September 30, 2007. Diluted per share amounts are calculated using the “if-converted” method of accounting.
     “We are pleased to announce another record revenue quarter,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “Third quarter marked the launch of our targeted direct-to-consumer advertising campaign for RESTYLANE® with both television and print ads. Additionally, we announced a strategic collaboration to outsource the research and development (“R&D”) for the Ucyclyd products, and increased market share for our SOLODYN® and ZIANA® products. As we enter the fourth quarter and year-end, we remain committed to our robust business development opportunities, and focused on filing the Biologics License Application (“BLA”) for RELOXIN® with the U.S. Food and Drug Administration (“FDA”).”

     Medicis provides non-GAAP financial information which has been adjusted for items such as R&D milestone payments, contract payments, impairment of long-lived assets and litigation reserves. Adjusted balances are referred to as “non-GAAP.” Further discussion of the non-GAAP financial information, as well as a reconciliation of the non-GAAP financial results and Medicis’ GAAP financial results can be found below.
Acne Products
     Medicis recorded revenue of approximately $65.5 million associated with its acne products in the three months ended September 30, 2007, which represents an increase of approximately $22.9 million, or approximately 54%, compared to the three months ended September 30, 2006, and an increase of $10.1 million, or approximately 18%, compared to the three months ended June 30, 2007. This increase is due primarily to increased revenue associated with SOLODYN® and ZIANA® in the third quarter of 2007. Medicis’ acne products include primarily DYNACIN®, PLEXION®, SOLODYN®, TRIAZ® and ZIANA®.
Non-Acne Products
     Medicis recorded revenue of approximately $44.8 million associated with its non-acne products in the three months ended September 30, 2007, which represents an increase of approximately $3.9 million, or approximately 10%, compared to the three months ended September 30, 2006, and a decrease of $1.3 million, or approximately 3%, compared to the three months ended June 30, 2007. Medicis’ non-acne products include primarily LOPROX®, PERLANE®, RESTYLANE® and VANOS®.
Other Non-Dermatological Products
     Medicis recorded revenue of approximately $20.1 million associated with its other non-dermatological products during the three months ended September 30, 2007, which represents an increase of $13.7 million, or approximately 212%, compared to the three months ended September 30, 2006, and an increase of $12.8 million, or approximately 177%, compared to the three months ended June 30, 2007. This increase is primarily due to the $10.0 million of contract revenue related to our strategic collaboration with Hyperion recognized during the third quarter of 2007. Medicis’ other non-dermatological products include primarily AMMONUL®, BUPHENYL® and contract revenue.
Other Income Statement Items
Gross Profit Margins
     During the three months ended September 30, 2007 the Company increased its balance sheet inventory valuation reserve approximately $4.7 million for unsalable product in the Company’s warehouses. Inclusive of this inventory reserve adjustment, gross profit margin for the three months ended September 30, 2007 was approximately 86.6%, compared to approximately 90.5% for the three months ended September 30, 2006. Absent the inventory valuation adjustment, gross profit margin for the three months ended September 30, 2007 was approximately 90.2%.
Selling, General and Administrative Expense
     GAAP selling, general and administrative (“SG&A”) expense for the three months ended September 30, 2007 was approximately $60.3 million, or approximately 46.2% of revenue, compared to approximately $53.6 million, or approximately 59.6% of revenue, for the three months ended September 30, 2006. The decrease in SG&A as a percentage of revenue was primarily due to the increase in revenue (approximately 45%) outpacing the increase in SG&A. The increase in SG&A as compared to the same period last year was primarily due to personnel costs associated with the aesthetic sales force expansion and annual salary increases, increased professional and consulting expenses, including $2.2 million of professional fees related to the out-licensing of certain research and development projects, promotional programs for RESTYLANE®, and costs related to the development and implementation of our new ERP system. Approximately $4.7 million was recorded in SG&A related to FAS 123R share-based compensation expense for the three months ended September 30, 2007 as compared to $6.2 million for the three months ended September 30, 2006, representing a year-over-year decrease of approximately 23.2%.
Research and Development Expense
     GAAP Research and Development Expense for the three months ended September 30, 2007 was approximately $7.4 million, or approximately 5.6% of revenue, compared to approximately $9.0 million, or approximately 10.0% of revenue, for the same period last year. R&D expense for the three months ended September 30, 2007 and three months ended September 30, 2006 consisted of ongoing expenses related to various R&D projects, primarily RELOXIN®. FAS 123R share-based compensation expense is included in GAAP R&D expense.
Cash Flow
     Medicis recorded cash flow from operations of approximately $48.5 million for the three months ended September 30, 2007, which represents an increase of approximately $22.8 million, or approximately 89%, compared to the three months ended September 30, 2006 primarily attributable to the increase in net income in the comparable periods, excluding the impact of the non-cash impairment charge recognized during the three months ended September 30, 2006.
2007 Guidance Update
     Based upon information available currently to the Company, the Company’s financial guidance is as follows:

Calendar 2007
(in millions, except per share amounts)

	First	Second	Third	Fourth	Calendar
	Quarter	Quarter	Quarter	Quarter	Year End
	(3/31/07)	(6/30/07)	(9/30/07)	(12/31/07)	2007
	Actual	Actual	Actual	Estimated	Estimated
GAAP revenue objective	$95	$109	$130	$130	$464
Non-GAAP revenue objective	$95	$109	$120	$130	$454
GAAP diluted earnings per share objective	$0.15	$0.24	$0.43	$0.43	$1.25

	First	Second	Third	Fourth	Calendar
	Quarter	Quarter	Quarter	Quarter	Year End
	(3/31/07)	(6/30/07)	(9/30/07)	(12/31/07)	2007
	Actual	Actual	Actual	Estimated	Estimated
Contract revenue from out-license of Ucyclyd products	—	—	($0.07)	—	($0.07)
Write-down of long-lived asset	—	$0.04	—	—	$0.04

Non-GAAP diluted earnings per share objective	$0.15	$0.28	$0.36	$0.43	$1.22

     The Company’s 2007 non-GAAP diluted earnings per share objective as reported at the beginning of the year was $1.12 per share. Current non-GAAP diluted earnings per share objective is $1.22, or 9%, above the Company’s original objective.
     At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company.
“If-Converted” Net Income and Diluted Earnings Per Share
     “If-converted” net income and diluted earnings per share amounts are calculated using the “if-converted” method of accounting regardless of whether the outstanding Old Notes and New Notes meet the criteria for conversion and regardless of whether the bondholders actually convert their bonds into shares.
Use of Non-GAAP Financial Information
     To the extent that the Company has provided non-GAAP financial information in this press release, it has done so in order to provide meaningful supplemental information regarding its operational performance and to enhance its investors’ overall understanding of its core financial performance. Management measures the Company’s performance using non-GAAP financial measures such as those that are disclosed in this press release. This information facilitates management’s internal comparisons to the Company’s historical core operating results, comparisons to competitors’ core operating results and is a basis for financial decision making. Management believes that Medicis’ investors benefit from seeing the Company’s results on the same basis as management, in addition to the GAAP presentation. In our view, the non-GAAP adjustments are informative to investors, allowing them to focus on the ongoing operations and the core results of Medicis’ business. Historically, Medicis has reported similar non-GAAP information to its investors and believes that the inclusion of comparative numbers provides consistency in the Company’s financial disclosures. This information is not in accordance with, or an alternative for, information prepared using GAAP in the United States. It excludes items, such as special charges for R&D, the impairment of long-lived assets, and litigation reserves that may have a material effect on the Company’s net income and diluted net income per common share calculated in accordance with GAAP. The Company excludes such charges and the related tax benefits when analyzing its financial results as the items are distinguishable events and have no impact to the Company’s ongoing results of operations. Management believes that by viewing the Company’s results of operations excluding these charges, investors are given an indication of the ongoing results of the Company’s operations.

About Medicis
     Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
     The Company’s products include the prescription brands RESTYLANE® (hyaluronic acid), PERLANE® (hyaluronic acid), DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), PLEXION® (sodium sulfacetamide/sulfur), SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide) Cream, 0.05%, VANOS® (fluocinonide) Cream, 0.1%, SYNALAR® (fluocinolone acetonide), and ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL® (sodium phenylbutyrate) and AMMONUL® (sodium phenylacetate/sodium benzoate), prescription products indicated in the treatment of Urea Cycle Disorder, and the over-the-counter brand ESOTERICA®. For more information about Medicis, please visit the Company’s website at www.medicis.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements, including:
•	Medicis’ future prospects;

•	revenue, expense, tax rate and earnings guidance;

•	information regarding business development activities and future regulatory approval of the Company’s products;

•	the successful launches and growth of PERLANE®, SOLODYN® and ZIANA®;

•	the patentability of certain intellectual property;

•	the future expansion of the aesthetics market; and

•	expectations relating to the Company’s product development pipeline, including the anticipated regulatory filing timeline for RELOXIN®.
     These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. The Company’s business is subject to all risk factors outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2006, and other documents we file with the Securities and Exchange Commission. At the time of this press release, the Company cannot, among other things, assess the likelihood, timing or forthcoming results of R&D projects, the risks associated with the FDA approval process and risks associated with significant competition within the Company’s industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s primary brands, and any future competitive product approvals that may affect the Company’s brands, including the RESTYLANE® franchise. The RESTYLANE® franchise currently includes PERLANE® and RESTYLANE®.
     Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for R&D work that has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty about the periods in which these potential payments could be made, nor if any payments such as these will be made at all. Any estimated future guidance does not include, among other things, the potential payments associated with any such transactions.
     There are a number of additional important factors that could cause actual results to differ materially from those projected, including:
•	the anticipated size of the markets and demand for Medicis’ products;

•	the availability of product supply or changes in the costs of raw materials;

•	the receipt of required regulatory approvals;

•	competitive developments affecting our products, such as the recent FDA approvals of ARTEFILL®, RADIESSE®, ELEVESS™, JUVEDERM™ Ultra and JUVEDERM™ Ultra Plus, competitors to RESTYLANE® and PERLANE®, a generic form of our DYNACIN® Tablets product, generic forms of our LOPROX® TS and LOPROX® Cream products, and potential generic forms of our LOPROX® Shampoo, LOPROX® Gel, TRIAZ® or PLEXION® or SOLODYN® products;

•	product liability claims;

•	the introduction of federal and/or state regulations relating to the Company’s business;

•	dependence on sales of key products;

•	changes in the treatment practices of physicians that currently prescribe the Medicis’ products;

•	the uncertainty of future financial results and fluctuations in operating results;

•	dependence on Medicis’ strategy (including the uncertainty of license payments and/or other payments due from third parties);

•	changes in reimbursement policies of health plans and other health insurers;

•	the timing and success of new product development by Medicis or third parties;

•	the inability to secure patent protection from filed patent applications, inadequate protection of Medicis’ intellectual property or challenges to the validity or enforceability of the Medicis’ proprietary rights;

•	the risks of pending and future litigation or government investigations; and

•	other risks described from time to time in Medicis’ filings with the Securities and Exchange Commission.
     Forward-looking statements represent the judgment of Medicis’ management as of the date of this release and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
     NOTE: Full prescribing information for any of Medicis’ prescription products is available by contacting the Company. RESTYLANE® and PERLANE® are trademarks of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks (or brands) and names are the property of Medicis or its Affiliates.

Medicis Pharmaceutical Corporation
Summary Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Product revenues	$116,532	$86,189	$314,805	$237,922
Contract revenues	13,890	3,798	19,595	12,254

Total revenues	130,422	89,987	334,400	250,176

Cost of revenues	17,461	8,518	41,969	30,116

Gross profit	112,961	81,469	292,431	220,060

Operating expenses:
Selling, general and administrative	60,285	53,641	182,440	155,929
Impairment of long-lived assets	—	52,586	4,067	52,586
Research and development	7,354	8,983	22,508	149,968
Depreciation and amortization	6,461	5,854	17,793	17,510

Total operating expenses	74,100	121,064	226,808	375,993

Operating income (loss)	38,861	(39,595)	65,623	(155,933)

Interest income, net	7,446	5,262	20,478	14,229

Income tax expense (benefit)	17,177	(13,656)	32,160	(48,003)

Net income (loss)	$29,130	$(20,677)	$53,941	$(93,701)

Basic net income (loss) per common share	$0.52	$(0.38)	$0.97	$(1.72)

Diluted net income (loss) per common share	$0.43	$(0.38)	$0.82	$(1.72)

Shares used in basic net income (loss) per common share	56,120	54,747	55,896	54,536

Shares used in diluted net income (loss) per common share	71,155	54,747	71,353	54,536

Cash flow from (used in) operations	$48,458	$25,706	$127,538	$(74,739)

Medicis Pharmaceutical Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)

	Three months ended		Three months ended
	September 30, 2007		September 30, 2006
	Dollar Value	EPS Impact	Dollar Value	EPS Impact
GAAP net income (loss)	$29,130	$0.52	$(20,677)	$(0.38)

Interest expense and associated bond offering costs (tax-effected)	1,510 {a}		1,680 {a}

GAAP “if-converted” net income (loss) and diluted EPS	$30,640	$0.43	$(18,997)	$(0.27)

Non-GAAP adjustments:

Impairment of long-lived assets	—	—	52,586	0.75

Contract revenue from Hyperion	(10,000)	(0.14)	—	—

Professional fees related to Hyperion strategic collaboration agreement	2,150	0.03	—	—

Income tax effects	2,850	0.04	(19,037)	(0.27)

Non-GAAP “if-converted” net income and diluted EPS	$25,640	$0.36	$14,552	$0.21

		2007		2006

Shares used in basic net
income per common share		56,120		54,747

Shares used in diluted net income per common share		71,155		69,612
{a}	In order to determine “if-converted” net income, the tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and the associated bond offering costs of $1.5 million and $1.7 million are added back to GAAP net income for the three months ended September 30, 2007 and September 30, 2006, respectively.

Medicis Pharmaceutical Corporation
Balance Sheets

	September 30,	December 31,
	2007	2006
Assets

Cash, cash equivalents & short-term investments	$766,107	$554,261

Accounts receivable, net	15,295	36,370

Inventory, net	28,542	27,016

Other current assets	35,860	39,037

Total current assets	845,804	656,684

Property & equipment, net	11,751	6,576

Intangible assets, net	243,546	232,314

Deferred tax asset	30,794	41,241

Long-term investments	25,664	130,290

Other assets	932	2,181

Total assets	$1,158,491	$1,069,286

Liabilities and stockholders’ equity

Current liabilities	$110,980	$106,662

Contingent convertible senior notes 2.5%, due 2032	169,145	169,155

Contingent convertible senior notes 1.5%, due 2033	283,910	283,910

Other liabilities	503	—

Stockholders’ equity	593,953	509,559

Total liabilities and stockholders’ equity	$1,158,491	$1,069,286

Working capital	$734,824	$550,022

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